Exhibit 99.1
News Release

DARLING INGREDIENTS INC. REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS:

STRONG FOOD PERFORMANCE DRIVES SOLID RESULTS, MACRO ENVIRONMENT IMPROVING

1ST Quarter 2016 Highlights

•	Net income of $1.1 million, or $0.01 per GAAP diluted share

•	Consolidated revenue of $779.6 million

•	Gross margin of 23.2%

•	Adjusted EBITDA of $98.9 million, steady sequential EBITDA margins of 12.7%

•	Food Segment contributed solid sequential earnings and EBITDA margin expansion

•	Fat and protein pricing improvements at end of Q1 will show benefits in Q2

May 12, 2016 – IRVING, TEXAS – Darling Ingredients Inc. (NYSE: DAR), a global leader in converting edible and inedible bio-nutrient streams into a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the first quarter ended April 2, 2016.

For the first quarter of 2016, the Company reported net sales of $779.6 million, as compared with net sales of $874.7 million for the first quarter of 2015. The $95.1 million decrease in net sales is primarily attributable to weaker selling prices for fats and protein within the Feed Ingredients segment and continued FX translation impacts. Overall, global raw material volumes were stronger year over year.

Net income attributable to Darling for the three months ended April 2, 2016, was $1.1 million, or $0.01 per diluted share, compared to a net income of $0.1 million, or $0.00 per diluted share, for the three months ended April 4, 2015. Adjusted EBITDA for Darling for the three months ended April 2, 2016 was $98.9 million compared to Adjusted EBITDA of $98.2 million for the three months ended April 4, 2015. The $0.7 million increase in Adjusted EBITDA is primarily attributable to increased earnings in the Food and Fuel Ingredients segments and higher raw material volumes in the Feed Ingredients segment that more than offset lower finished product prices and the impact of foreign exchange.

Comments on the First Quarter 2016

Randall C. Stuewe, Darlings Ingredients Inc. Chairman and Chief Executive Officer, said of the Company’s quarterly performance, “Sequentially, our segments showed nice consistency in light of very volatile markets around the globe. Most notably, our Food segment delivered solidly with Rousselot and Sonac delivering consistent earnings. In the Feed segment, we saw our global rendering businesses once again adjust to falling protein prices during the quarter but volume increases and strengthening fat prices partially offset the headwinds. Our Fuel segment, when normalized for the blender’s tax credit, showed a very consistent performance. Looking forward, we have seen both protein and fat prices significantly strengthen late in the quarter and we should see our Feed segment realize the benefit in the second quarter. Our model is clearly working and we are picking up momentum once again,” concluded Mr. Stuewe.

Operational Update by Segment

•	Feed Ingredients – Protein meal values dipped to decade lows before rebounding in mid-March 2016, while fat prices trended upwards during the quarter and rose sharply in late March 2016. Pet Food premiums returned due to strong consumer demand. Global blood volumes were strong and pricing held steady. Restaurant Services experienced volume growth and non-formula pricing will show benefits going forward.

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•	Food Ingredients – Rousselot continued to deliver solid results characterized by steady performance in China, margin and volume improvements in South America, consistency in European markets, and new customer addition in the United States. Sonac edible fats margins normalized due to solid demand and rising palm oil prices. CTH was impacted by lower sales volumes but achieved improved margins for hog casings.

•	Fuel Ingredients – Biofuels delivered earnings consistent with those in prior quarter, after adjusting the prior quarter to allocate the 2015 blender’s tax credit received retroactive in the fourth quarter of 2015 to the 2015 quarter in which it was earned. Ecoson and Rendac had a steady quarter with solid volumes. The Ecoson bio-phosphate plant in Holland remains offline until autumn due to the Q4 2015 fire.

•	Diamond Green Diesel Joint Venture – First quarter EBITDA was $19.3 million at the entity level, $9.6 million Darling’s share. DGD received a tax credit of $156 million, and each partner received a dividend of $25 million in April 2016. Current total debt in the JV is $89.9 million after pay down of $54.7 million in April 2016. Escalating fat prices, volatile heating oil prices, and stagnant RINs weighed on earnings. DGD performance was also impacted by downtime of approximately 18 days for scheduled plant maintenance and a force majeure declared by KCS railroad due to flooding that caused a rate curtailment of approximately 4 million gallons. In early April 2016, a major expansion was announced that when completed in the fourth quarter of 2017, will increase output from 160 million gallons annually to 275 million gallons annually.

News Release May 12, 2016 Page 3

Reconciliation of First Quarter Net Income to Adjusted EBITDA (Non-GAAP) and Pro Forma Adjusted EBITDA

Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP). The Company believes that Adjusted EBITDA provides additional useful information to investors. As the Company uses the term, Adjusted EBITDA, is calculated below:

	Three Months Ended - Year over Year
Adjusted EBITDA	April 2,	April 4,
(U.S. dollars in thousands)	2016	2015
Net income attributable to Darling	$1,079	$109
Depreciation and amortization	72,256	66,398
Interest expense	23,901	23,109
Income tax expense	1,863	2,115
Foreign currency loss	2,603	2,460
Other expense, net	1,305	509
Equity in net (income)/loss of unconsolidated subsidiary	(5,643)	1,808
Net income attributable to noncontrolling interests	1,584	1,715

Adjusted EBITDA	$98,948	$98,223

Acquisition and integration-related expenses	331	5,319

Pro forma Adjusted EBITDA (Non-GAAP)	$99,279	$103,542

Foreign currency exchange impact	2,260	—

Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$101,539	$103,542

DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	$9,629	$2,346

(1)	Darling’s Pro forma Adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture Adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

For the three months ended April 2, 2016, the Company generated Adjusted EBITDA of $98.9 million, as compared to $98.2 million in the same period in fiscal 2015. The increase was primarily attributable to increased earnings in the Food and Fuel Ingredients segments and higher raw material volumes in the Feed Ingredients segment that more than offset lower finished product prices attributable to lower global competing ingredient prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar. On a Pro forma Adjusted EBITDA basis, the Company would have generated $99.3 million in the three months ended April 2, 2016, as compared to a Pro forma Adjusted EBITDA of $103.5 million in the same period in 2015. The decrease in the Pro forma Adjusted EBITDA is attributable to lower finished product prices, the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar and lower acquisition and integration-related expense, which were partially offset by an increase in raw material volumes.

News Release May 12, 2016 Page 4

The above Pro forma Adjusted EBITDA results for the three months ended April 2, 2016 would have been $101.5 million when taking into consideration the change in average foreign currency fluctuations of $2.3 million, as compared to $103.5 million for the same period in fiscal 2015, a reduction of $2.0 million.

Financial Update by Segment

Feed Ingredients	Three Months Ended
($ thousands)	April 2, 2016	April 4, 2015
Net Sales	$476,171	$547,498
Segment operating Income	$13,886	$35,414
EBITDA	$58,263	$75,469

•	Feed Ingredients operating income for the three months ended April 2, 2016 was $13.9 million, a decrease of $21.5 million as compared to the three months ended April 4, 2015. Earnings for the Feed Ingredients segment were lower due to significant decline in proteins, fats and used cooking oil finished product prices as a result of the global record-setting grain production and increased volumes from the slaughter industry which increased supply above demand levels. Looking forward, both fat and protein prices have increased and we should realize a benefit to the Feed Ingredients segment earnings in the second quarter of 2016.

•	The Company’s Feed Ingredients segment operating cash flow was negatively impacted by foreign exchange translation by approximately $1.2 million when using prior year average exchange rates.

Food Ingredients	Three Months Ended
($ thousands)	April 2, 2016	April 4, 2015
Net Sales	$247,897	$270,157
Segment operating Income	$21,880	$10,847
EBITDA	$38,584	$28,044

•	Food Ingredients operating income for three months ended April 2, 2016 was $21.9 million, an increase of $11.1 million as compared to the three months ended April 4, 2015. The increased earnings are mainly attributable to improved performance in the gelatin business and more normalized margins within the European edible fats business.

•	The Company’s Food Ingredients segment operating cash flow was negatively impacted by foreign exchange translation by approximately $0.8 million when using prior year average exchange rates.

Fuel Ingredients	Three Months Ended
($ thousands)	April 2, 2016	April 4, 2015
Net Sales	$55,573	$57,039
Segment operating Income	$6,122	$2,494
EBITDA	$13,041	$9,125

•	Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for three months ended April 2, 2016 was $6.1 million, an increase of $3.6 million as compared to three months ended April 4, 2015. The increase is due to higher sales volumes and improved operating performances at Ecoson and Rendac with improved margins at the Canadian biodiesel facility as compared to the same period in fiscal 2015 mainly related to the reinstatement of the blender’s tax credit for 2016.

News Release May 12, 2016 Page 5

•	Exclusive of the DGD Joint Venture, Fuel Ingredients operating cash flow was negatively impacted by foreign exchange translation by approximately $0.3 million when using prior year average exchange rates.

About Darling

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company’s website at http://ir.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s first quarter 2016 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, May 13, 2016. To listen to the conference call, participants calling from within North America should dial 1-866-777-2509; international participants should dial 1-412-317-5413. Please refer to access code 10085015. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through May 20, 2016 by dialing 1-877-344-7529 (U.S. callers), 1-855-669-9658 (Canada) and 1-412-317-0088 (international callers). The access code for the replay is 10085015. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at April 2, 2016. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs and non-cash charges. Additionally, the Company evaluates the impact of foreign exchange on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

News Release May 12, 2016 Page 6

Cautionary Statements Regarding Forward-Looking Information:

{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company’s direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company’s indebtedness or other purposes; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise; reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2), low carbon fuel standards (LCFS) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or “BSE”), porcine epidemic diarrhea (“PED”) or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions and issues related to the announced expansion project; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company’s results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:

Melissa A. Gaither, V.P. Investor Relations and Global Communications	Email: mgaither@darlingii.com
251 O’Connor Ridge Blvd., Suite 300	Phone: 972-717-0300
Irving, Texas 75038

News Release May 12, 2016 Page 7

Darling Ingredients Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

April 2, 2016 and January 2, 2016

(Dollars in thousands, except share data)

	April 2, 2016	January 2, 2016
	(unaudited)
Current assets:
Cash and cash equivalents	$147,326	$156,884
Restricted cash	321	331
Accounts Receivable, net	376,346	371,392
Inventories	372,616	344,583
Prepaid expenses	40,279	36,175
Income taxes refundable	11,825	11,963
Other current assets	11,570	10,460

Total current assets	960,283	931,788

Property, plant and equipment,less accumulated depreciation, net	1,535,521	1,508,167
Intangible assets,less accumulated amortization, net	792,166	782,349

Other assets:
Goodwill	1,269,296	1,233,102
Investment in unconsolidated subsidiaries	256,604	247,238
Other assets	40,584	41,623
Deferred income taxes	17,362	16,352

Total assets	$4,871,816	$4,760,619

Current liabilities:
Current portion of long-term debt	$46,591	$45,166
Accounts payable, principally trade	170,895	149,998
Income taxes payable	7,032	6,679
Accrued expenses	227,338	239,825

Total current liabilities	451,856	441,668

Long-term debt, net of current portion	1,924,393	1,885,851
Other non-current liabilities	96,116	97,809
Deferred income taxes	368,640	360,681

Total liabilities	2,841,005	2,786,009

Commitments and contingencies
Total Darling’s stockholders’ equity:	1,927,330	1,870,709
Noncontrolling interests	103,481	103,901

Total stockholders’ equity	$2,031,811	$1,974,610

	$4,871,816	$4,760,619

News Release May 12, 2016 Page 8

Darling Ingredients Inc. and Subsidiaries

Consolidated Statements of Operations

For the Periods Ended April 2, 2016 and April 4, 2015

(Dollars in thousands, except per share data)

	Three Months Ended
	April 2, 2016	April 4, 2015	$ Change Favorable (Unfavorable)
Net sales	$779,641	$874,694	$(95,053)

Costs and expenses:
Cost of sales and operating expenses	$598,893	$684,521	85,628
Selling, general and administrative expenses	81,469	86,631	5,162
Depreciation and amortization	72,256	66,398	(5,858)
Acquisition and integration costs	331	5,319	4,988

Total costs and expenses	752,949	842,869	89,920
Operating income	26,692	31,825	(5,133)

Other expense:
Interest expense	(23,901)	(23,109)	(792)
Foreign currency loss	(2,603)	(2,460)	(143)
Other expense, net	(1,305)	(509)	(796)

Total other expense	(27,809)	(26,078)	(1,731)

Equity in net income/(loss) of unconsolidated subsidiary	5,643	(1,808)	7,451

Income before income taxes	4,526	3,939	587

Income tax expense	1,863	2,115	252

Net income	$2,663	$1,824	$839

Net income attributable to noncontrolling interests	$(1,584)	$(1,715)	$131

Net income attributable to Darling	$1,079	$109	$970

Basic income per share	$0.01	$—	$0.01

Diluted income per share	$0.01	$—	$0.01

News Release May 12, 2016 Page 9

Darling Ingredients Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Three months ended April 2, 2016 and April 4, 2015

(Dollars in thousands)

	Three Months Ended
	April 2, 2016	April 4, 2015
Cash flows from operating activities:
Net income	$2,663	$1,824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,256	66,398
Loss on disposal of property, plant, equipment and other assets	698	47
Gain on insurance proceeds from insurance settlements	—	(341)
Deferred taxes	(3,705)	503
Increase/(decrease) in long-term pension liability	(1,146)	261
Stock-based compensation expense	2,440	1,282
Deferred loan cost amortization	2,794	2,409
Equity in net (income)/loss of unconsolidated subsidiaries	(5,643)	1,808
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	7,118	12,269
Income taxes refundable/payable	400	(1,857)
Inventories and prepaid expenses	(21,206)	(26,511)
Accounts payable and accrued expenses	3,336	(19,985)
Other	(14,962)	21,133

Net cash provided/(used) by operating activities	45,043	59,240

Cash flows from investing activities:
Capital expenditures	(53,375)	(50,838)
Acquisitions, net of cash acquired	(8,511)	—
Gross proceeds from disposal of property, plant and equipment and other assets	1,424	534
Proceeds from insurance settlement	1,181	341
Payments related to routes and other intangibles	—	(753)

Net cash used by investing activities	(59,281)	(50,716)

Cash flows from financing activities:
Proceeds from long-term debt	8,760	5,943
Payments on long-term debt	(16,207)	(13,602)
Borrowings from revolving credit facility	33,000	27,428
Payments on revolving credit facility	(21,000)	(37,943)
Net cash overdraft financing	—	31,162
Issuance of commons stock	45	81
Repurchase of treasury stock	(5,000)	—
Minimum withholding taxes paid on stock awards	(1,788)	(4,469)
Excess tax benefits from stock-based compensation	(446)	(35)
Distributions to noncontrolling interests	—	(38)

Net cash provided/(used) by financing activities	(2,636)	8,527
Effect of exchange rate changes on cash	7,316	(13,704)

Net increase/(decrease) in cash and cash equivalents	(9,558)	3,347
Cash and cash equivalents at beginning of period	156,884	108,784

Cash and cash equivalents at end of period	$147,326	$112,131

Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(6,595)	$2,164

Cash paid during the period for:
Interest, net of capitalized interest	$20,597	$26,118

Income taxes, net of refunds	$5,114	$5,149

Non-cash financing activities:
Debt issued for service contract assets	$10	$—

Contribution of property to unconsolidated subsidiary	$2,674	$—